Exhibit 10.1

February 8, 2021

Strictly Private & Confidential

Without Prejudice

Andrew Pucher

Dear Andrew:

As discussed on January 22, 2021, your last day of employment with Tilray Inc. will be March 31, 2021. Without prejudice to Tilray’s position under your Employment Agreement, and in order to ease your transition to new employment, Tilray is prepared to offer you the following on a purely gratuitous basis:

1.	Separation Date. Your separation date will be March 31, 2021.

2.

Salary Continuance. Tilray will continue to pay you your regular rate of base wages (less applicable taxes and withholdings), in accordance with its normal payroll practices, for a period of twenty (20) months following your Separation Date. For clarity, Tilray will not continue or provide pay in lieu or the continuance of any other payments, equity incentives or benefits following March 31, 2021 except in accordance with paragraph 4, 5, 6, 7 and 8 of this letter.

3.

Vacation Entitlement. You acknowledge and agree that you will use all vacation that you are entitled to before your Separation Date or, to the extent that you do not use all of your vacation entitlement, that you expressly forfeit your right to any vacation entitlement or pay in lieu in exchange for the other benefits contained in this Agreement.

4.

Benefits Continuation. Tilray will continue to make its contributions to the health and dental benefit plans in which you currently participate until November 30, 2022. The health and dental benefits plans will cease thereafter. Thereafter, you should arrange for alternate benefits coverage. For clarity, all other benefits plan coverage, including for long-term disability and life insurance, will cease on March 31, 2021.

5.

Separation Payment. Tilray will pay you, subject to paragraph 8 of this Agreement, a lump sum payment of CAD 250,000.00 (less applicable taxes and withholdings) on March 31, 2021 in order to further ease your transition to new employment.

6.	Bonus. You will be eligible to receive your 2020 annual discretionary bonus in accordance with Tilray’s discretionary incentive bonus plan.

7.

Accelerated Vesting. If the closing date of Tilray’s merger with Aphria occurs on or before September 30, 2021, Tilray will accelerate the vesting of any awarded but unvested Tilray Restricted Stock Units (RSUs) that you have, in accordance with Tilray’s 2018 Equity Incentive Plan, such that the units will be fully vested on the closing date of the merger. If Tilray and Aphria do not close the merger on or before September 30, 2021, any remaining unvested RSUs will not vest.

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8.

Annual Tax Preparation. Tilray has paid the expenses for your 2019 tax preparation and equalization, including fees to the tax provider, Ernst & Young LLP. You acknowledge that, as a result of equalization tax payments made on your behalf by Tilray for 2019, you owe Tilray CAD 5,092.00, and that Tilray will deduct that amount from the amount described in paragraph 5 of this Agreement. For greater clarity, Tilray will therefore make a total lump sum payment to you of CAD 244,908.00 on March 31, 2020 (less applicable taxes and withholdings).

Additionally, Tilray will pay for the preparation of your 2020 tax filings if you use Tilray’s selected tax provider, Ernst & Young LLP. For greater clarity, following the filing of your 2020 taxes in the U.S. and Canada, Tilray will pay for Ernst & Young LLP to respond to any inbound correspondence from tax authorities related to your 2020 filings and / or respond with any amendments to your 2020 filings, if necessary. Tilray will cover the associated tax cost for any income tax liability in the US resulting from the cross-border business travel during Tilray employment period in 2020. Any tax refund associated with the income tax paid by Tilray must be claimed when available and paid back to Tilray upon receipt.

For avoidance of doubt, you are completely and solely responsible for any costs related to your 2021 tax filings.

9.	Deductions. Tilray will deduct all required statutory deductions and outstanding advances from any amounts it pays to you as outlined above.

10.

Non-Disparagement. You will not make or publish any comments about Tilray that are adverse, disparaging or defamatory in nature. For the purposes of clarity, this shall apply to comments whether in writing, orally or by way of any form of electronic communication including social media and shall include comments pertaining to any current or former employees, councilors, officers or directors of Tilray.

11.	Conditions. As conditions of this offer, you must agree and acknowledge that you will:

a.	return any Tilray property that remains in your possession or control by March 31, 2021 and confirm in writing that you have complied with this obligation;

b.

not disclose the terms and conditions of this offer or the discussions between you and Tilray with respect to the same, except to your spouse, to the extent that disclosure is required by law or to the extent necessary to permit you to obtain legal and/or financial advice in connection with this offer. All persons to whom you make such permitted disclosure must agree to be bound to the same extent you are by this non-disclosure provision;

c.

comply with your ongoing obligation to not disclose any confidential information or secrets of Tilray to any third party except with prior approval by Tilray or as is required by law. This obligation continues following your Separation Date, including during the period of time following your Separation Date and prior to your acceptance of this offer, and regardless of whether you accept the other terms described in this letter;

d.

be bound by your obligations under your Employment Agreement dated November 19, 2018, including with respect to non-competition, non-solicitation and confidentiality. Your obligations in this regard continue following your Separation Date and regardless of whether you accept the other terms described in this letter;

Andrew Pucher – February 8, 2021	Page 2 of 6

e.	sign the Release attached as Schedule “A” to this letter after carefully reading and considering its terms; and

f.	sign and deliver the Acceptance and Acknowledgement below and the Release attached at Schedule “A” to Rita Seguin by no later than February 8, 2021 when the above terms will expire.

12.

The breach of any of the conditions under paragraphs 10 or 11 will cause this offer to become immediately null and void. If this offer is accepted and payments under paragraph 2, 4, 5, 6, 7 or 8 are provided to you, all future payments (if any) will cease and you will be immediately required to repay any amounts already paid to you under paragraph 2 to Tilray in the event that you breach any of the conditions under paragraphs 10 or 11.

Should you have any questions, or require additional information, please contact Rita Seguin (203) 822 8486.

Tilray

/s/ Brendan Kennedy
Brendan Kennedy
Chief Executive Officer

Andrew Pucher – February 8, 2021	Page 3 of 6

ACCEPTANCE AND ACKNOWLEDGEMENT

I have read, understand and voluntarily accept the above terms after having had a reasonable opportunity to seek independent legal advice.

Date:	2/8/2021

Witness:	Barbara Suen	/s/ Andrew Pucher
Andrew Pucher

Andrew Pucher – February 8, 2021	Page 4 of 6

SCHEDULE “A”

RELEASE

In consideration of the payment to me, Andrew Pucher, by Tilray, Inc. (the “Company”) set out in the letter to which this Release is attached:

1.

I release the Company and its affiliated and related companies, and all of their respective successors, directors, officers, employees, agents and assigns (jointly and severally called “Tilray”) from all claims whatsoever arising out of or in any way related to my employment, or my separation from employment, with the Company.

2.

In particular, without limiting the foregoing, I release Tilray from any and all liability with respect to any claim, whether arising at common law, in equity or pursuant to any statute, including the applicable provincial employment standards and human rights legislation, and any claim with respect to any right or benefit of employment with the Company.

3.	I acknowledge and agree that I have been paid all wages in accordance with the applicable employment standards legislation and in accordance with my employment agreement.

4.	I will not make a claim against any person that may have a right to claim over against Tilray.

5.

I agree not to use, and not to disclose to any person or entity, any confidential information concerning Tilray, including, but not limited to, any trade secrets, client lists or information, details of services provided to or requirements of clients, the identity of any partners or prospective partners or clients, information pertaining to services, methods, plans, management organization, personnel records or information, finances, development or marketing plans, financial records or other financial, commercial, business or technical information relating to Tilray.

6.

Except as required by law, I agree that I will not divulge or disclose, directly or indirectly, the contents of this Release, or the terms of agreement relating to my separation from employment with the Company, to any person or entity, except to my spouse and my legal and financial advisors on the condition that I first obtain their agreement to maintain such information as confidential.

7.

I agree that I will not, directly or indirectly, make any damaging or disparaging comments in any form about the Company or its affiliates, or about their management, their businesses, their products or their services.

8.	I agree and understand that the terms of this Release are contractual and not mere recital.

I have read this Release, understand its terms, have had the opportunity to obtain independent legal advice with respect to it and to all issues arising from my employment and my separation from employment with the Company and have sought such advice as I have seen fit.

[signature on next page]

Andrew Pucher – February 8, 2021	Page 5 of 6

Signed and witnessed at     Toronto                            , Ontario:

/s/ Andrew H Pucher	2/8/2021
Andrew Pucher	Date

/s/ Barbara Suen	2/8/2021
Witness	Date

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